EXHIBIT 99.1

Repros to Webcast Investor and Analyst Day on June 6th

THE WOODLANDS, Texas, June 3, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that it will host a live webcast of its Investor and Analyst Day that is being held in New York on Thursday, June 6, 2013 beginning at 12:00 p.m. Eastern Time.

Key Opinion Leaders will discuss the positive data from the 1st completed Phase III study with Androxal®, ZA-301, and the significance of data from the AUA podium session. The focus of the participating inter-disciplinary group will be the role of Androxal in "managing the whole patient". In addition there will be a short overview of the Proellex®-V program.

Presenters include:

  Michael G Wyllie, Ph.D., DSc. - Director of the Company
  Andrew McCullough, M.D. - Professor of Urology/Division of Surgery, Albany Medical College: Urological Inst of North Eastern NY
  John Dean, M.D. - Immediate past president of the International Society of Sexual Medicine, Harley St, London, UK
  Larry Lipshultz, M.D. - Professor of Urology and Chief of the Division of Male Reproductive Medicine and Surgery at the Baylor College of Medicine in Houston, Texas
  Edward Kim, Ph.D. – Professor at University of Tennessee Graduate School of Medicine
  Glenn Cunningham, M.D. - Professor of Medicine and Molecular & Cellular Biology Baylor College of Medicine, Director, SLEH-BCM Diabetes Program
  Andrew Dwyer - Project Department of Endocrinology, Diabetes and Metabolism Centre Hospitalier Universitaire Vaudois
  Nelly Pitteloud, M.D. - Professor of Medicine, Co-Chief, Endocrinology, Diabetes and Metabolism Service, CHUV, Lausanne, Switzerland
  Alfred Poindexter, M.D. - board certified physician and professor in the Department of Obstetrics and Gynecology at Baylor College of Medicine
  Joachim F. Wernicke, Ph.D., M.D. – CMO of Repros
  Jaye Thompson, Sr. VP Clinical & Regulatory of Repros

A live and archived webcast of the presentation will be available on the "Events" section of the Company's website, http://www.reprosrx.com.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com